Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:

Investor Relations:  Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2011 First Quarter Results and Early Season Indicators
BROOMFIELD, Colo. - December 7, 2010 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the first quarter of fiscal 2011 ended October 31, 2010, as well as certain early season indicators.

Highlights
•
Resort Reported net revenue, which includes our mountain and lodging segments, increased $4.6 million, or 5.7%, for the first quarter of fiscal 2011 on improved summer business at our Mountain resorts and Lodging properties.

•	Total Real Estate net revenue equaled $149.3 million reflecting closings at the Ritz-Carlton Residences, Vail. Real estate net cash proceeds totaled approximately $130 million in the quarter.

•
Net loss attributable to Vail Resorts, Inc. in the historical loss first quarter worsened by $1.9 million in the current year due to the ownership of 100 percent of Specialty Sports Venture in the current year.  Net loss before adjustments for noncontrolling interests improved 1% for the first quarter of 2011 compared to the same period in the prior year.

•
Through December 5, 2010, and compared to the same period last year, season pass sales are up 5% in units and 7% in sales dollars, excluding Northstar-at-Tahoe.  Including Northstar-at-Tahoe during these same periods, season pass sales have increased 8% and 10%, respectively.  Both Heavenly and Northstar-at-Tahoe have experienced a significant acceleration of season pass sales following the acquisition by Vail Resorts, Inc. of Northstar-at-Tahoe on October 25, 2010.

•	Raising Resort Reported EBITDA guidance range by $11 million primarily to reflect the acquisition of Northstar-at-Tahoe.

Commenting on our fiscal 2011 first quarter results, Rob Katz, Chief Executive Officer said, “Our first fiscal quarter is a seasonally low earnings period and historically a loss quarter since our mountain resorts are not open for winter ski operations during the period.  The quarter is driven primarily by our summer mountain and lodging operations, together with our administrative expenses for our year-round employees.  During the quarter, our Mountain segment experienced improving trends in its seasonal operations.  Mountain revenue increased 4.0% to $40.8 million in the first quarter on an 18.4% improvement in dining revenue reflecting better group and wedding business at our resorts.  Our lodging business reported favorable results in the quarter, with revenue per available room (“RevPAR”) at our owned and managed hotels and condominiums increasing 21.0% to $64.25 and occupancy up 5.8 points. ”

  Katz continued, “We also had an exciting announcement during the quarter as we closed on the acquisition of Northstar-at-Tahoe on October 25, 2010 for $63 million, adding a sixth premier resort to our portfolio of world-class mountain resort assets.  For fiscal 2011, Northstar-at-Tahoe is expected to contribute approximately $8 million to Mountain Reported EBITDA, after transaction and transition related expenses, and without the loss months of August through October 2010.  If we had owned Northstar-at-Tahoe from the beginning of fiscal 2011, our full year EBITDA estimate would be $10 million, excluding transaction and transition expenses.  We believe that Northstar-at-Tahoe will be a great addition to our Company and build upon our leadership position in the Tahoe area. With substantial and diverse ski terrain, a completely renovated and modern base village, and outstanding guest service, Northstar-at-Tahoe has been one of the fastest growing mountain resorts over the past few years.  It is estimated that over $350 million was spent on the base area of Northstar in the past few years prior to our acquisition and the resort also boasts one of only a select few Ritz- Carlton hotels at any ski resort, which opened on the mountain last December. We believe the modern and upscale infrastructure of Northstar-at-Tahoe is ideally suited to serve the Bay area and Silicon Valley consumer markets.  In fact, many folks from those markets already have purchased luxury home sites and condominiums in some of Tahoe’s most upscale mountain communities at Northstar-at-Tahoe, such as Lahontan, Martis Camp, Old Greenwood and The Village at Northstar.  We also believe guests of Heavenly and Northstar-at-Tahoe will greatly appreciate the flexibility to enjoy both the north and south shores of Lake Tahoe on a single pass and lift ticket product.  Most important for our guests, we intend to continue to invest in the resort, further driving its premier position in the area, with terrain expansion, new lifts, new restaurants and new village amenities.”

Commenting on early season indicators, Katz said, “With the 2010/2011 ski season just underway, we are seeing strong momentum across several metrics including pass sales, bookings and retail sales.  Our season pass sales continued to improve throughout the fall selling season and are now higher by 5% in units and 7% in sales dollars, excluding Northstar in both years.  Including Northstar during the same periods of both years, pass sales are up 8% in units and 10% in sales dollars.  Additionally, Heavenly and Northstar-at-Tahoe pass sales have seen a significant increase since the announcement of the Northstar-at-Tahoe acquisition.  As a reminder, revenue from season pass sales is recognized over the course of the second and third fiscal quarters.  Lodging bookings are trending higher, with bookings through our central reservations and at our owned and managed lodging properties for the winter season up for most of our properties from a range of mid-single digits to double digit increases in units and sales dollars.  Based on historical averages, less than 50% of the bookings for the winter season have been made by this time.  Retail sales leading into the season have been very strong, especially at our Colorado front range and San Francisco Bay area locations.  To top it off, we also have had outstanding snowfall so far at all of our resorts, enabling us to have 10 times as many runs open this Thanksgiving compared to last.  While it is still early, these trends and indicators certainly are encouraging.”

Regarding real estate, Katz said, “Real Estate net revenue was significantly higher in the first quarter of fiscal 2011 on closings at the Ritz-Carlton Residences, Vail.  During the quarter, we closed on 12 whole ownership units and all 45 fractional units, which led to $149.3 million in Real Estate net revenue.  The rate of closings of whole ownership units, while below our expectations, was a solid beginning to what we believe will be a multi-year sales process for the project. While Real Estate Reported EBITDA was only $4.2 million for the first quarter despite these closings, it is important to note that since most of the costs included in the real estate results were incurred from a cash perspective in prior years, the favorable cash impact of these closings was much greater, with net cash proceeds from the Ritz-Carlton Residences, Vail closings of approximately $130 million in the quarter.  Most importantly, in the first fiscal quarter of 2011 we passed the critical inflection point for these projects, such that future cash inflows for these two projects will significantly exceed any remaining cash outflows as the two projects essentially are complete.  At this time, we do not plan on launching any new real estate projects until we see a meaningful improvement in the market from its current state.”

Katz added, “Our balance sheet remains in strong condition. We ended the seasonally low first quarter of fiscal 2011 with Net Debt at 2.7 times trailing twelve months Total Reported EBITDA, $20 million of borrowings under our revolver offset by $19.6 million of cash on hand, and other than the revolver borrowings, virtually no principal maturities due on any of our debt until 2014.”

Mountain Segment
•	Mountain segment net revenue was $40.8 million in the first quarter of fiscal 2011 compared to $39.2 million in the first quarter of fiscal 2010, a 4.0% improvement.

•
Mountain Reported EBITDA totaled a loss of $41.6 million in the first quarter of fiscal 2011 compared to a loss of $37.0 million in the first quarter of fiscal 2010, a 12.3% decline.  Adjusted for transaction expenses related to the acquisition of Northstar-at-Tahoe, as well as current year assessments related to a Breckenridge commercial property, Mountain Reported EBITDA would have been essentially flat as compared to the prior year.

Our first fiscal quarter historically results in negative Mountain Reported EBITDA, as our ski resorts generally do not open for ski operations until our second fiscal quarter.  The first fiscal quarter consists primarily of operating and administrative expense plus summer business and retail operations.

Total Mountain net revenue increased in the three months ended October 31, 2010 compared to the three months ended October 31, 2009 in part due to a $0.6 million, or 18.4%, increase in dining revenue primarily due to an increase in group and wedding business at our mountain resorts.  Additionally, retail/rental revenue increased $0.5 million, or 2.4%, due to increased retail sales primarily driven by higher sales at our Colorado front range and San Francisco Bay area stores.

Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), summer visitation and other mountain activities revenue, marketing and internet advertising revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue.  For the three months ended October 31, 2010, other revenue increased $0.4 million, or 3.0%, compared to the three months ended October 31, 2009, primarily due to an increase in internet advertising and marketing revenue due to the acquisition of Mountain News Corporation in May 2010, employee housing revenue and on-mountain summer activities primarily in Breckenridge and Vail, partially offset by a decrease in municipal services revenue (primarily transportation services provided on behalf of certain municipalities).

Operating expense increased $6.7 million, or 8.7%, during the three months ended October 31, 2010 compared to the three months ended October 31, 2009.  This increase in operating expense was primarily attributable to acquisition related costs of $3.1 million relating to our acquisition of Northstar-at-Tahoe (included in general and administrative), operating expenses of Northstar-at-Tahoe for the period from date of acquisition of $0.4 million, and $0.9 million (included in other expense) in assessments for extensive renovations to a commercial property in Breckenridge in which we are a tenant.  Excluding the impact of these expenses, operating expense increased $2.2 million, or 2.9%, for the three months ended October 31, 2010 compared to the three months ended October 31, 2009.  Labor and labor-related benefits increased $1.1 million, or 4.6%, during the three months ended October 31, 2010 compared to the three months ended October 31, 2009 due to increased staffing levels driven by higher sales volume in dining, retail and summer operations, and reinstatement of some of the prior year’s wage and benefit reductions with a 2.0% wage increase for employees effective April 1, 2010.  Retail cost of sales increased $0.1 million, or 0.7%, mostly due to increased volume.  Other expense increased $0.5 million, or 2.3%, primarily due to increased food and beverage cost of sales due to an increase in dining revenue and higher repairs and maintenance expense.

Mountain equity investment income, net, which primarily represents our share of income from our real estate brokerage joint venture, was favorably impacted for the three months ended October 31, 2010 compared to the three months ended October 31, 2009 by an overall increase in real estate closings primarily from multi-unit projects.

Lodging Segment
•	Lodging segment net revenue was $44.4 million in the first quarter of fiscal 2011 compared to $41.4 million in the first quarter of fiscal 2010, a 7.3% increase.

•	First fiscal quarter 2011 average daily rate (“ADR”) increased 1.5% and RevPAR advanced 21.0% at the Company’s owned hotels and managed condominiums compared to the prior year first fiscal quarter.

•
Lodging Reported EBITDA was a positive $1.5 million in the first quarter of fiscal 2011 compared to a negative $1.3 million in the first quarter of fiscal 2010.  Fiscal 2011 first quarter Lodging segment results benefited from a legal settlement of $2.9 (net of legal expenses) partially offset by a $0.4 million assessment at a Breckenridge commercial property.

    Revenue from owned hotel and managed condominium rooms increased $1.1 million, or 7.2%, for the three months ended October 31, 2010 compared to the three months ended October 31, 2009, which was driven primarily by an increase in occupancy of 5.8 percentage points.  This increase in room revenue was primarily due to an increase in group business at our Keystone lodging properties, resulting in an increase in group room revenue of $0.7 million, or 28.7%, as well as an increase in transient guest visitation primarily at Grand Teton Lodging Company (“GTLC”).  GTLC’s room revenue increased from $6.8 million to $7.2 million for the three months ended October 31, 2010 resulting in an increase of  $0.4 million, or 6.3%, compared to the three months ended October 31, 2009, as GTLC’s ADR and occupancy increased 3.0% and 4.3 percentage points, respectively.

    Dining revenue for the three months ended October 31, 2010 increased $1.0 million, or 11.3%, as compared to the three months ended October 31, 2009, due to an increase in group visitation primarily at our Keystone lodging properties ($0.5 million increase in revenue) and an increase in transient visitation at GTLC ($0.4 million increase in revenue).  Transportation revenue was down $0.1 million, or 1.8%, for the three months ended October 31, 2010 compared to the three months ended October 31, 2009, due to a decline in revenue per passenger partially offset by a 1.2% increase in passengers.  Golf revenue increased $0.1 million, or 2.1%, for the three months ended October 31, 2010 compared to the three months ended October 31, 2009, due to a 7.7% increase in the number of golf rounds played partially offset by lower revenue per round.  Other revenue increased $0.8 million, or 9.5%, in the three months ended October 31, 2010 compared to the three months ended October 31, 2009, primarily due to a $0.3 million increase in conference services revenue due to increased group business at our Keystone lodging properties, an increase in retail sales at GTLC due to an increase in transient guest visitation, and an increase in ancillary revenue from managed properties.

    Operating expense increased $0.2 million, or 0.5%, for the three months ended October 31, 2010 compared to the three months ended October 31, 2009.  Operating expense in the current year benefited from the receipt of $2.9 million, net of legal expenses (included as a credit in other expense), for the settlement of alleged damages related to the Colorado Mountain Express (“CME”) acquisition, partially offset by $0.4 million (included in other expense) in assessments for extensive renovations to a commercial property in Breckenridge in which we are a tenant.  Excluding the impact of these items, operating expense increased $2.7 million, or 6.4%, primarily due to (i) an increase in labor and labor-related benefits of $1.5 million, or 7.3%, primarily due to higher staffing levels associated with the increased occupancy and reinstatement of some of the prior year’s wage and benefit reductions with a 2.0% wage increase for employees effective April 1, 2010, (ii) an increase in general and administrative expense of $0.4 million, or 5.4%, primarily due to an increase in estimated uncollectible accounts receivable due to a prior year credit and (iii) an increase in other expense of $0.9 million, or 5.7%, primarily due to variable operating costs associated with higher revenue including higher food and beverage and retail cost of sales, repairs and maintenance and other operating expense.

Resort – Combination of Mountain and Lodging Segments
•	Resort net revenue was $85.2 million in the first quarter of fiscal 2011 compared to $80.6 million in the first quarter of fiscal 2010, a 5.7% improvement.

•	Resort Reported EBITDA was a loss of $40.0 million in the first quarter of fiscal 2011 compared to a loss of $38.3 million in the first quarter of fiscal 2010, a 4.6% decline.

Real Estate Segment
•	Real Estate segment net revenue was $149.3 million in the first quarter of fiscal 2011 compared to $0.2 million in the first quarter of fiscal 2010.

•	Real Estate Reported EBITDA was $4.2 million in the first quarter of fiscal 2011 compared to $1.1 million in the first quarter of fiscal 2010.

    Real Estate segment net revenue for the three months ended October 31, 2010 was driven primarily by the closing of 57 condominium units (45 units sold to The Ritz-Carlton Development Company and 12 units sold to individuals) at The Ritz-Carlton Residences, Vail ($149.0 million of revenue with an average selling price per unit of $2.6 million and an average price per square foot of $1,213).  The Ritz-Carlton Residences, Vail average price per square foot is driven by The Ritz-Carlton brand, its premier Lionshead location at the base of Vail, its proximity to the Eagle Bahn gondola and the comprehensive and exclusive amenities related to the project.

    Operating expense for the three months ended October 31, 2010 included cost of sales of $135.5 million resulting from the closing of 57 condominium units at The Ritz-Carlton Residences, Vail (average cost per square foot of $1,103).  The cost per square foot for The Ritz-Carlton Residences, Vail is reflective of the high-end features and amenities associated with a Ritz-Carlton project compared to other Vail properties and high construction costs associated with mountain resort development.  Additionally, sales commissions of approximately $3.1 million were incurred commensurate with revenue recognized. Other operating expense of $6.5 million (including $0.8 million of stock-based compensation expense) was primarily comprised of general and administrative costs which includes marketing expense for the real estate available for sale (including those units that have not yet closed), carrying costs for units available for sale and overhead costs, such as labor and labor-related benefits and allocated corporate costs.

Total Performance
•
Total net revenue was $234.4 million in the first quarter of fiscal 2011 compared to $80.8 million in the first quarter of fiscal 2010, a 190.3% increase, driven primarily by the timing of real estate closings.

•
Net loss attributable to Vail Resorts, Inc. was $43.0 million, or a loss of $1.20 per diluted share, in the first quarter of fiscal 2011 compared to a net loss attributable to Vail Resorts, Inc. of $41.2 million, or a loss of $1.14 per diluted share, in the first quarter of fiscal 2010 with the current year reflecting the 100 percent ownership of Specialty Sports Venture and the resulting additional losses in the first quarter seasonal low period as compared to the approximate 70 percent ownership in the same quarter last year.

Balance Sheet
As of October 31, 2010, we had cash and cash equivalents on hand of $19.6 million and Net Debt of 2.7 times trailing twelve months Total Reported EBITDA.  At quarter end, we had $20 million of revolver borrowings drawn on our $400 million senior credit facility, which matures in 2012, and virtually no other principal maturities due until 2014.

Stock Repurchase Program
We did not repurchase any shares of common stock during the three months ended October 31, 2010.  Since inception of this stock repurchase plan in 2006, and through October 31, 2010, we have repurchased 4,264,804 shares at a cost of approximately $162.8 million, or $38.18 per share.  As of October 31, 2010, 1,735,196 shares remained available to repurchase under the existing repurchase authorization.  The purchases under this program are reviewed by our Board of Directors quarterly and are based on a number of factors, including our expected future financial performance, our available cash resources and competing uses for cash that may arise in the future, the restrictions in our senior credit facility and in the indenture governing the outstanding 6.75% senior subordinated notes, prevailing prices of our common stock and the number of shares that become available for sale at prices that we believe are attractive.

Outlook
  Commenting on our fiscal 2011 outlook, Katz said, “Overall, our key early season metrics are running ahead of last year, however, the vast majority of the ski season remains ahead.   While we are optimistic, we also believe that it would be premature to make changes to our Resort outlook for the 2010/2011 ski season based on early indicators.  We are raising our fiscal 2011 Resort Reported EBITDA guidance to reflect the recent acquisition of Northstar-at-Tahoe (from the closing date of October 25th through the July time period, Northstar is expected to contribute approximately $8 million to Resort Reported EBITDA this year, after absorbing acquisition related expenses), as well as a favorable legal settlement related to CME.  Our revised guidance calls for Resort Reported EBITDA to be in a range of $211-$221 million, representing a 13-19% increase over fiscal 2010.  We are reducing our Real Estate Reported  EBITDA guidance to reflect the reduced number of anticipated closings at our Ritz-Carlton Residences, Vail, project this year based on the lower number of closings from contracts in the first quarter. The combination of higher Resort Reported EBITDA guidance and the lowered Real Estate Reported EBITDA guidance results in a slight increase in guidance for net income attributable to Vail Resorts, Inc.

The following table reflects the forecasted guidance range for our fiscal year ending July 31, 2011, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2011.
	Fiscal 2011 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2011
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$203,000	$213,000
Lodging Reported EBITDA (2)	6,000	12,000
Resort Reported EBITDA (3)	211,000	221,000
Real Estate Reported EBITDA (4)	(10,000)	--
Total Reported EBITDA	201,000	221,000
Depreciation and amortization	(115,750)	(117,250)
Loss on disposal of fixed assets, net	(500)	(1,275)
Investment income	1,200	1,200
Interest expense, net	(35,000)	(36,000)
Income before provision for income taxes	50,950	67,675
Provision for income taxes	(18,991)	(25,716)
Net income	31,959	41,959
Net loss attributable to noncontrolling interests	41	41
Net income attributable to Vail Resorts, Inc.	$32,000	$42,000

(1)	Mountain Reported EBITDA includes approximately $7 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $3 million of stock-based compensation.

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly and Northstar-at-Tahoe ski resorts in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce;
willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2010	2009
Net revenue:
Mountain	$40,779	$39,204
Lodging	44,378	41,355
Real estate	149,261	205
Total net revenue	234,418	80,764
Segment operating expense:
Mountain	83,136	76,468
Lodging	42,835	42,623
Real estate	145,063	5,177
Total segment operating expense	271,034	124,268
Other operating (expense) income:
Depreciation and amortization	(27,732)	(27,184)
Gain on sale of real property	--	6,087
Gain (loss) on disposal of fixed assets, net	92	(113)
Loss from operations	(64,256)	(64,714)
Mountain equity investment income, net	780	254
Investment income	238	230
Interest expense, net	(7,936)	(4,835)
Loss before benefit from income taxes	(71,174)	(69,065)
Benefit from income taxes	28,114	25,554
Net loss	$(43,060)	$(43,511)
Net loss attributable to noncontrolling interests	37	2,338
Net loss attributable to Vail Resorts, Inc.	$(43,023)	$(41,173)

Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(1.20)	$(1.14)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(1.20)	$(1.14)

Weighted average shares outstanding:
Basic	35,938	36,201
Diluted	35,938	36,201

Other Data (unaudited):
Mountain Reported EBITDA	$(41,577)	$(37,010)
Lodging Reported EBITDA	$1,543	$(1,268)
Resort Reported EBITDA	$(40,034)	$(38,278)
Real Estate Reported EBITDA	$4,198	$1,115
Total Reported EBITDA	$(35,836)	$(37,163)

Mountain stock-based compensation	$1,952	$1,573
Lodging stock-based compensation	$556	$516
Resort stock-based compensation	$2,508	$2,089
Real Estate stock-based compensation	$790	$1,375
Total stock-based compensation	$3,298	$3,464

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands)
(Unaudited)

	Three Months Ended		Percentage
	October 31,		Increase
	2010	2009	(Decrease)
Net Mountain revenue:
Lift tickets	$--	$--	--
Ski school	--	--	--
Dining	4,106	3,468	18.4%
Retail/rental	22,053	21,538	2.4%
Other	14,620	14,198	3.0%
Total Mountain net revenue	$40,779	$39,204	4.0%
Mountain operating expense:
Labor and labor-related benefits	$24,682	$23,384	5.6%
Retail cost of sales	12,657	12,563	0.7%
General and administrative	24,189	20,273	19.3%
Other	21,608	20,248	6.7%
Total Mountain operating expense	$83,136	$76,468	8.7%
Mountain equity investment income, net	780	254	207.1%
Total Mountain Reported EBITDA	$(41,577)	$(37,010)	(12.3)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage
	October 31,		Increase
	2010	2009	(Decrease)
Lodging net revenue:
Owned hotel rooms	$11,753	$10,997	6.9%
Managed condominium rooms	4,756	4,410	7.8%
Dining	9,956	8,946	11.3%
Transportation	1,754	1,787	(1.8)%
Golf	6,898	6,759	2.1%
Other	9,261	8,456	9.5%
Total Lodging net revenue	$44,378	$41,355	7.3%
Lodging operating expense:
Labor and labor-related benefits	$21,866	$20,375	7.3%
General and administrative	7,072	6,707	5.4%
Other	13,897	15,541	(10.6)%
Total Lodging operating expense	$42,835	$42,623	0.5%
Total Lodging Reported EBITDA	$1,543	$(1,268)	221.7%

Owned hotel statistics:
ADR	$179.52	$175.92	2.0%
RevPAR	$107.49	$89.24	20.5%

Managed condominium statistics:
ADR	$176.25	$176.07	0.1%
RevPAR	$33.19	$26.46	25.4%

Owned hotel and managed condominium statistics (combined):
ADR	$178.53	$175.96	1.5%
RevPAR	$64.25	$53.08	21.0%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2010	2009
Real estate held for sale and investment	$296,981	$366,748
Total Vail Resorts, Inc. stockholders' equity	$748,141	$726,597

Long-term debt	$513,007	$489,919
Long-term debt due within one year	1,958	1,862
Total debt	514,965	491,781
Less: cash and cash equivalents	19,578	13,019
Net debt	$495,387	$478,762

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of our financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.  We believe that Reported EBITDA is an indicative measurement of our operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  We primarily use Reported EBITDA based targets in evaluating performance.  We believe that Net Debt is an important measurement as it is an indicator of our ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net loss attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three months ended October 31, 2010 and 2009.
	(In thousands)
	(Unaudited)
	Three Months Ended
	October 31,
	2010	2009
Mountain Reported EBITDA	$(41,577)	$(37,010)
Lodging Reported EBITDA	1,543	(1,268)
Resort Reported EBITDA*	(40,034)	(38,278)
Real Estate Reported EBITDA	4,198	1,115
Total Reported EBITDA	(35,836)	(37,163)
Depreciation and amortization	(27,732)	(27,184)
Gain (loss) on disposal of fixed assets, net	92	(113)
Investment income	238	230
Interest expense, net	(7,936)	(4,835)
Loss before benefit from income taxes	(71,174)	(69,065)
Benefit from income taxes	28,114	25,554
Net loss	$(43,060)	$(43,511)
Net loss attributable to noncontrolling interests	37	2,338
Net loss attributable to Vail Resorts, Inc.	$(43,023)	$(41,173)
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2010.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2010.

(In thousands)
(Unaudited)
Twelve
Months Ended
October 31,
2010
Mountain Reported EBITDA	$179,469
Lodging Reported EBITDA	5,202
Resort Reported EBITDA*	184,671
Real Estate Reported EBITDA	(1,224)
Total Reported EBITDA	183,447
Depreciation and amortization	(111,186)
Loss on disposal of fixed assets, net	(411)
Investment income	453
Interest expense, net	(20,616)
Income before provision for income taxes	51,687
Provision for income taxes	(15,462)
Net income	$36,225
Net income attributable to noncontrolling interests	(7,690)
Net income attributable to Vail Resorts, Inc	$28,535
* Resort represents the sum of Mountain and Lodging

	(In thousands)
	(Unaudited)
	As of October 31, 2010
Long-term debt	$513,007
Long-term debt due within one year	1,958
Total debt	514,965
Less: cash and cash equivalents	19,578
Net debt	$495,387

Net debt to Total Reported EBITDA	2.7	x